UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    McDermott, John
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   (Last)                            (First)              (Middle)

    107 East 3rd Avenue
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                                    (Street)
    Vancouver, BC Canada V5T 1C7
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   (City)                           (State)                (Zip)

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2. Issuer Name and Ticker or Trading Symbol

    POPstar Communications, Inc. - POPS
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

    N/A
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4. Statement for Month/Year

    May, 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     President and Chief Operating Officer
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7. Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person
     [_]  Form Filed by More than 1 Reporting Person



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

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
================================================================================

1. Title of Security (Instr. 3)
      Common

2. Transaction Date Month/Day/Year
      May 16, 2001

3. Transaction Code (Instr. 8)
         Code                   V
     ----------------     ---------------
           P

4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
         Amount             (A) or (D)         Price
     ----------------     --------------  ----------------
         15,000                (A)            $2.00

5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
         15,000

6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
         (I)

7. Nature of Indirect Beneficial Ownership (Instr. 4)
          Held by TGI Technologies Ltd. ("TGI"); John McDermott is a Director of TGI and has sole or shared power to vote or to direct the vote and sole or shared power to dispose or to direct the disposition over shares.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

1.   Title of Derivative Security (Instr. 3)
     (i)   Employee stock option (right to buy)
     (ii)  Employee stock option (right to buy)
     (iii) Employee stock option (right to buy)
     (iv)  Employee stock option (right to buy)

2.   Conversion or Exercise Price of Derivative Security
     (i)   $0.01
     (ii)  $2.00
     (iii) $2.00
     (iv)  $2.00

3.   Transaction Date (M/D/Y)
     (i)
     (ii)
     (iii)
     (iv)

4.   Transaction Code (Instr. 8)
       Code                     V



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


     ----------------     ---------------
     (i)
     (ii)
     (iii)
     (iv)

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
        (A)                   (D)
      ----------------     ---------------
     (i)
     (ii)
     (iii)
     (iv)

6.   Date Exercisable and Expiration Date (M/D/Y)
       Date Exercisable     Expiration Date
       ----------------     ---------------
     (i)    6/30/01           6/30/02
     (ii)   5/23/01           5/23/02
     (iii)  5/23/02           5/23/03
     (iv)   5/23/03           5/23/04

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
       Title            Amount or Number of Shares
       ------------     --------------------------
     (i)    Common           250,000
     (ii)   Common            34,000
     (iii)  Common            33,000
     (iv)   Common            33,000

8.   Price of Derivative Security (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)
     (i)   250,000
     (ii)  34,000
     (iii) 33,000
     (iv)  33,000

10. Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
     (i)   (D)
     (ii)  (D)
     (iii) (D)
     (iv)  (D)

11. Nature of Indirect Beneficial Ownership (Instr. 4)


Explanation of Responses:


      /s/ John McDermott                                   June 6, 2001
---------------------------------------------          ----------------------
      **Signature of Reporting Person                          Date





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